Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact:
Aircastle Advisor LLC    The IGB Group
Frank Constantinople, SVP Investor Relations    Leon Berman
Tel: +1-203-504-1063    Tel: +1-212-477-8438
fconstantinople@aircastle.com     lberman@igbir.com

Aircastle Announces First Quarter 2018 Results
Earnings per Diluted Share Rose 35% to $0.73
Declared Second Quarter 2018 Dividend of $0.28 per Common Share

Key Financial Metrics

•	Total revenues(1) were $202.7 million

•	Total lease rental and finance and sales-type lease revenues were $186.9 million

•	Net income was $57.5 million, or $0.73 per diluted common share

•	Adjusted net income(2) was $56.8 million, or $0.72 per diluted common share

•	Adjusted EBITDA(2) was $191.1 million

•	Cash ROE(2) was 15.9%; net cash interest margin was 8.3%
First Quarter 2018 Highlights

•	Acquired four narrow-body aircraft for $111 million

•	Sold four older narrow-body aircraft for $44 million and a gain on sale of $5.8 million

•	Committed to acquire twelve additional narrow-body aircraft this year for more than $490 million, including our first expected investment in A320 NEOs

•	Declared our 48th consecutive quarterly dividend

•	Repurchased $9.6 million of our shares year-to-date at average price of $19.54 per share

Stamford, CT.  May 3, 2018 – Aircastle Limited (the “Company” or “Aircastle”) (NYSE: AYR) reported first quarter 2018 net income of $57.5 million, or $0.73 per diluted common share, and adjusted net income of $56.8 million, or $0.72 per diluted common share. The first quarter results included total lease rental and finance and sales-type lease revenues of $186.9 million, a decrease of 4.0%, versus $194.7 million in the first quarter of 2017. Compared sequentially to the fourth quarter of 2017, lease rental and finance and sales-type lease revenues increased by 4.3%, from $179.3 million.
Commenting on the results, Mike Inglese, Aircastle’s Chief Executive Officer, stated, “Aircastle’s strong first quarter results reflect portfolio enhancements that were completed over the past year. The quality of o

________________________________________
(1) See Appendix for an explanation of the reclassification of the Gain on Sale of Flight Equipment.
(2) Refer to the selected financial information accompanying this press release for a reconciliation of GAAP to Non-GAAP numbers.

ur fleet has improved and we continued to reduce residual value risk and generate healthy gains from aircraft sold during the first quarter. We have also continued to actively pursue attractive growth opportunities and have already acquired or committed to acquire more than $600 million of narrow-body aircraft in 2018, which includes Aircastle’s first investment in new technology narrow-body aircraft.”
Mr. Inglese concluded, “With a 35% increase in earnings per diluted share and consistently high cash ROE and fleet utilization, Aircastle is positioned to continue increasing the sustainable cash flow that supports our attractive dividend.  As a public company, since 2006 we have acquired more than $14 billion of aircraft, paid out more than $790 million of dividends, and have repurchased more than $202 million of our shares at an average price of $13.50.  By continuing to execute our thoughtful capital allocation strategy, Aircastle remains committed to creating long-term value for our shareholders.”

Financial Results

(In thousands, except share data)	Three Months Ended March 31,
	2018	2017
Lease rental and finance and sales-type lease revenues	$186,925	$194,659
Total revenues(1)	$202,680	$205,032
Adjusted EBITDA(2)	$191,145	$193,391
Net income	$57,547	$42,439
Per common share - Diluted	$0.73	$0.54
Adjusted net income(2)	$56,751	$45,691
Per common share - Diluted	$0.72	$0.58
_______________

(1)
As part of the Company’s adoption of Financial Accounting Standards Board (“FASB”) Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (Topic 606), we have reclassified Gain on sale of flight equipment from Other income (expense) to Revenues on our Consolidated Statement of Income as of March 31, 2018. We believe this better reflects the sale of flight equipment as part of our ordinary activities and conforms our presentation to those of our publicly traded peers. The presentation for the three months ended March 31, 2017 has also been reclassified to conform to the current period presentation. The standard did not have a material impact on our consolidated financial statements and related disclosures.

(2)	Refer to the selected financial information accompanying this press release for a reconciliation of GAAP to Non-GAAP numbers.

First Quarter Results
Net income for the quarter was $57.5 million, an increase of $15.1 million, or 36%, versus the prior year. Lower total revenues of $2.4 million were offset by lower interest expense of $6.0 million, lower depreciation of $4.2 million and a mark to market benefit from interest rate hedging of $3.2 million.

Total revenues were $202.7 million, a decrease of $2.4 million, or 1.1%, from the previous year. The decrease was driven by a $7.7 million decline in lease rental and finance and sales-type lease revenues, partially offset by a $5.0 million increase in the gain on the sale of flight equipment.  Rental revenues were lower primarily due to the impact of wide-body lease transitions and extensions which occurred during the fourth quarter of 2017 at lower lease rates.
Adjusted EBITDA for the first quarter was $191.1 million, a decrease of $2.2 million, or 1.2%, from the first quarter of 2017, due primarily to lower rental revenues, partially offset by higher gains from aircraft sales.  We sold four aircraft for a gain on sale of $5.8 million during the first quarter of 2018 versus one aircraft sale that was closed during the first quarter of 2017.

Aviation Assets

During the first quarter 2018, we acquired four aircraft for $111 million and had commitments to acquire twelve additional aircraft in 2018 for more than $490 million.  These sixteen aircraft have a weighted average age of 4.7 years and a weighted average remaining lease term of 5.6 years.  All of the aircraft that we have acquired or have committed to acquire this year are narrow-body aircraft.

As of March 31, 2018, Aircastle owned 222 aircraft having a net book value of $6.7 billion. We also manage twelve aircraft with a net book value of $634 million on behalf of our joint ventures.

Owned Aircraft	As of March 31, 2018(1)	As of March 31, 2017(1)
Net Book Value of Flight Equipment ($ mils.)	$6,677	$6,596
Net Book Value of Unencumbered Flight Equipment ($ mils.)	$5,304	$4,725
Number of Aircraft	222	200
Number of Unencumbered Aircraft	193	163
Weighted Average Fleet Age (years)(2)	9.3	8.2
Weighted Average Remaining Lease Term (years)(2)	4.8	4.8
Weighted Average Fleet Utilization for the quarter ended(3)	99.4%	98.3%
Portfolio Yield for the quarter ended(2)(4)	11.5%	12.3%
Net Cash Interest Margin(5)	8.3%	8.7%

Managed Aircraft on behalf of Joint Ventures
Net Book Value of Flight Equipment ($ mils.)	$634	$682
Number of Aircraft	12	13
_______________

(1)	Calculated using net book value of flight equipment held for lease and net investment in finance leases at period end.

(2)	Weighted by net book value.

(3)	Aircraft on-lease days as a percent of total days in period weighted by net book value.

(4)
Lease rental revenue, interest income and cash collections on our net investment in finance and sales-type leases for the period as a percent of the average net book value for the period; quarterly information is annualized. Based on the growing level of finance and sales-type lease revenue management revised the calculation of portfolio yield to include our net investment in finance and sales-type leases in the average net book value and to include the interest income and cash collections on our net investment in finance and sales-type leases in lease rentals.

(5)
Net Cash Interest Margin = Lease rental yield plus finance lease revenue and collections minus interest on borrowings, net of settlements on interest rate derivatives, and other liabilities / average NBV of flight equipment for the period calculated on a quarterly basis, annualized.

Financing Activity

During the first quarter of 2018, we repaid $75 million that was drawn under our unsecured revolving line of credit. The current undrawn available balance under this committed credit facility is $710 million.

Common Dividend

On May 1, 2018, Aircastle’s Board of Directors declared a second quarter 2018 cash dividend on its common shares of $0.28 per share, payable on June 15, 2018 to shareholders of record on May 31, 2018. This is our 48th consecutive dividend.

Share Repurchases

Since the beginning of the year, the Company acquired approximately 494 thousand shares at an average price of $19.54 per share. Aircastle’s Board of Directors previously authorized a $100 million share repurchase program, and there is approximately $86 million remaining under this authorization. Since 2011, the Company has repurchased 15.0 million shares at an average cost of $13.50 per share.

Conference Call

In connection with this earnings release, management will host an earnings conference call on Thursday, May 3, 2018 at 10:00 A.M. Eastern time. All interested parties are welcome to participate on the live call. The conference call can be accessed by dialing (866) 548-4713 (from within the U.S. and Canada) or (323) 794-2093 (from outside of the U.S. and Canada) ten minutes prior to the scheduled start and referencing the passcode "8952759".

A simultaneous webcast of the conference call will be available to the public on a listen-only basis at www.aircastle.com. Please allow extra time prior to the call to visit the site and download the necessary software required to listen to the internet broadcast. A replay of the webcast will be available for one month following the call. In addition to this earnings release an accompanying power point presentation has been posted to the Investor Relations section of Aircastle’s website.

For those who are not available to listen to the live call, a replay will be available until 1:00 P.M. Eastern time on Saturday, June 2, 2018 by dialing (888) 203-1112 (from within the U.S. and Canada) or (719) 457-0820 (from outside of the U.S. and Canada); please reference passcode “8952759”.

About Aircastle Limited

Aircastle Limited acquires, leases and sells commercial jet aircraft to airlines throughout the world. As of March 31, 2018, Aircastle owned and managed on behalf of its joint ventures 234 aircraft leased to 81 customers located in 44 countries.

Safe Harbor

All statements in this press release, other than characterizations of historical fact, are forward-looking statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995. Examples of forward-looking statements include, but are not necessarily limited to, statements relating to our proposed public offering of notes and our ability to acquire, sell, lease or finance aircraft, raise capital, pay dividends, and increase revenues, earnings, EBITDA, Adjusted EBITDA, Adjusted Net Income, Cash Return on Equity and Net Cash Interest Margin and the global aviation industry and aircraft leasing sector. Words such as "anticipates," "expects," "intends," "plans," "projects," "believes," "may," "will," "would," "could," "should," "seeks," "estimates" and variations on these words and similar expressions are intended to identify such forward-looking statements. These statements are based on our historical performance and that of our subsidiaries and on our current plans, estimates and expectations and are subject to a number of factors that could lead to actual results materially different from those described in the forward-looking statements; Aircastle can give no assurance that its expectations will be attained. Accordingly, you should not place undue reliance on any such forward-looking statements which are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this press release. These risks or uncertainties include, but are not limited to, those described from time to time in Aircastle's filings with the SEC and previously disclosed under "Risk Factors" in Item 1A of Aircastle's 2017 Annual Report on Form 10-K. In addition, new risks and uncertainties emerge from time to time, and it is not possible for Aircastle to predict or assess the impact of every factor that may cause its actual results to differ from those contained in any forward-looking statements. Such forward-looking statements speak only as of the date of this press release. Aircastle expressly disclaims any obligation to revise or update publicly any forward-looking statement to reflect future events or circumstances.

Aircastle Limited and Subsidiaries
Consolidated Balance Sheets
(Dollars in thousands, except share data)

	March 31, 2018	December 31, 2017
	(Unaudited)
ASSETS
Cash and cash equivalents	$210,815	$211,922
Restricted cash and cash equivalents	21,524	21,935
Accounts receivable	7,818	12,815
Flight equipment held for lease, net of accumulated depreciation of $1,109,182 and $1,125,594, respectively	6,143,695	6,188,469
Net investment in finance and sales-type leases	533,373	545,750
Unconsolidated equity method investments	78,220	76,982
Other assets	173,654	141,210
Total assets	$7,169,099	$7,199,083

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Borrowings from secured financings, net of debt issuance costs	$824,189	$849,874
Borrowings from unsecured financings, net of debt issuance costs	3,391,224	3,463,732
Accounts payable, accrued expenses and other liabilities	139,961	140,221
Lease rentals received in advance	66,350	57,630
Security deposits	130,350	130,628
Maintenance payments	679,571	649,434
Total liabilities	5,231,645	5,291,519

Commitments and Contingencies

SHAREHOLDERS’ EQUITY
Preference shares, $0.01 par value, 50,000,000 shares authorized, no shares issued and outstanding	—	—
Common shares, $0.01 par value, 250,000,000 shares authorized, 78,539,191 shares issued and outstanding at March 31, 2018; and 78,707,963 shares issued and outstanding at December 31, 2017	785	787
Additional paid-in capital	1,522,113	1,527,796
Retained earnings	415,605	380,331
Accumulated other comprehensive loss	(1,049)	(1,350)
Total shareholders’ equity	1,937,454	1,907,564
Total liabilities and shareholders’ equity	$7,169,099	$7,199,083

Aircastle Limited and Subsidiaries
Consolidated Statements of Income
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2018	2017
Revenues:
Lease rental revenue	$177,483	$190,586
Finance and sales-type lease revenue	9,442	4,073
Amortization of lease premiums, discounts and incentives	(3,128)	(3,112)
Maintenance revenue	11,991	12,287
Total lease revenue	195,788	203,834
Gain on sale of flight equipment(1)	5,768	759
Other revenue	1,124	439
Total revenues(1)	202,680	205,032
Operating expenses:
Depreciation	75,002	79,174
Interest, net	57,108	63,068
Selling, general and administrative (including non-cash share-based payment expense of $2,378 and $2,102 for the three months ended March 31, 2018 and 2017, respectively)	17,835	16,167
Impairment of flight equipment	—	500
Maintenance and other costs	988	2,931
Total expenses	150,933	161,840

Total other income (expense)	3,174	(1,149)

Income from continuing operations before income taxes and earnings of unconsolidated equity method investments	54,921	42,043
Income tax (benefit) provision	(844)	1,846
Earnings of unconsolidated equity method investments, net of tax	1,782	2,242
Net income	$57,547	$42,439
Earnings per common share — Basic:
Net income per share	$0.73	$0.54
Earnings per common share — Diluted:
Net income per share	$0.73	$0.54
Dividends declared per share	$0.28	$0.26
_______________

(1)
As part of the Company’s adoption of FASB ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606), we have reclassified Gain on sale of flight equipment from Other income (expense) to Revenues on our Consolidated Statement of Income as of March 31, 2018. We believe this better reflects the sale of flight equipment as part of our ordinary activities and conforms our presentation to those of our publicly traded peers. The presentation for the three months ended March 31, 2017 has also been reclassified to conform to the current period presentation. The standard did not have a material impact on our consolidated financial statements and related disclosures.

Aircastle Limited and Subsidiaries
Consolidated Statements of Cash Flows
(Dollars in thousands)
(Unaudited)

	Three Months Ended March 31,
	2018	2017
Cash flows from operating activities:
Net income	$57,547	$42,439
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	75,002	79,174
Amortization of deferred financing costs	3,533	4,155
Amortization of lease premiums, discounts and incentives	3,128	3,112
Deferred income taxes	1,306	1,309
Non-cash share-based payment expense	2,378	2,102
Cash flow hedges reclassified into earnings	301	581
Security deposits and maintenance payments included in earnings	(665)	(10,524)
Gain on sale of flight equipment	(5,768)	(759)
Impairment of flight equipment	—	500
Other	(4,501)	112
Changes in certain assets and liabilities:
Accounts receivable	4,320	(1,407)
Other assets	(2,666)	(1,000)
Accounts payable, accrued expenses and other liabilities	(57)	14,334
Lease rentals received in advance	8,554	(2,552)
Net cash and restricted cash provided by operating activities	142,412	131,576
Cash flows from investing activities:
Acquisition and improvement of flight equipment	(82,493)	(142,053)
Proceeds from sale of flight equipment	43,917	16,819
Net investment in finance and sales-type leases	(16,256)	(35,785)
Collections on finance and sales-type leases	6,493	5,614
Aircraft purchase deposits and progress payments, net of returned deposits and aircraft sales deposits	2,900	(1,935)
Other	1,320	88
Net cash and restricted cash used in investing activities	(44,119)	(157,252)
Cash flows from financing activities:
Repurchase of shares	(9,413)	(2,513)
Proceeds from secured and unsecured debt financings	—	500,000
Repayments of secured and unsecured debt financings	(101,725)	(31,178)
Deferred financing costs	—	(8,038)
Security deposits and maintenance payments received	53,674	41,049
Security deposits and maintenance payments returned	(20,262)	(39,383)
Dividends paid	(22,085)	(20,466)
Net cash and restricted cash (used in) provided by financing activities	(99,811)	439,471
Net increase in cash and restricted cash	(1,518)	413,795
Cash and restricted cash at beginning of period	233,857	508,817
Cash and restricted cash at end of period	$232,339	$922,612

Aircastle Limited and Subsidiaries
Selected Financial Guidance Elements for the Second Quarter of 2018
($ in millions, except for percentages)
(Unaudited)

Guidance Item	Q2:18
Lease rental revenue	$174 - $178
Finance lease revenue	$8 - $9
Amortization of net lease discounts and lease incentives	$(3) - $(4)
Maintenance revenue	$0 - $1
Gain on sale	$9 - $15
Depreciation	$74 - $76
Interest, net	$57 - $59
SG&A(1)	$17 - $18
Full year effective tax rate	3% - 5%

(1)	Includes ~$2.7M of non-cash share-based payment expense.

Aircastle Limited and Subsidiaries
Supplemental Financial Information
(Amount in thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2018	2017
Revenues(1)	$202,680	$205,032

EBITDA(2)	$191,941	$189,639

Adjusted EBITDA(2)	$191,145	$193,391

Net income	$57,547	$42,439
Net income allocable to common shares	$57,232	$42,167
Per common share - Basic	$0.73	$0.54
Per common share - Diluted	$0.73	$0.54

Adjusted net income(2)	$56,751	$45,691
Adjusted net income allocable to common shares	$56,440	$45,398
Per common share - Basic	$0.72	$0.58
Per common share - Diluted	$0.72	$0.58

Basic common shares outstanding	78,367	78,177
Diluted common shares outstanding(3)	78,595	78,372
_______________

(1)
As part of the Company’s adoption of FASB ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606), we have reclassified Gain on sale of flight equipment from Other income (expense) to Revenues on our Consolidated Statement of Income as of March 31, 2018. We believe this better reflects the sale of flight equipment as part of our ordinary activities and conforms our presentation to those of our publicly traded peers. The presentation for the three months ended March 31, 2017 has also been reclassified to conform to the current period presentation. The standard did not have a material impact on our consolidated financial statements and related disclosures.

(2)	Refer to the selected information accompanying this press release for a reconciliation of GAAP to Non-GAAP information.

(3)	For the three months ended March 31, 2018 and March 31, 2017 dilutive shares represented contingently issuable shares related to the Company’s PSUs.

Aircastle Limited and Subsidiaries
Reconciliation of GAAP to Non-GAAP Measures
EBITDA and Adjusted EBITDA Reconciliation
(Dollars in thousands)
(Unaudited)

	Three Months Ended March 31,
	2018	2017
Net income	$57,547	$42,439
Depreciation	75,002	79,174
Amortization of lease premiums, discounts and incentives	3,128	3,112
Interest, net	57,108	63,068
Income tax (benefit) provision	(844)	1,846
EBITDA	191,941	189,639
Adjustments:
Impairment of flight equipment	—	500
Non-cash share-based payment expense	2,378	2,102
(Gain) loss on mark-to-market of interest rate derivative contracts	(3,174)	1,150
Adjusted EBITDA	$191,145	$193,391

We define EBITDA as income (loss) from continuing operations before income taxes, interest expense, and depreciation and amortization. We use EBITDA to assess our consolidated financial and operating performance, and we believe this non-U.S. GAAP measure is helpful in identifying trends in our performance.
This measure provides an assessment of controllable expenses and affords management the ability to make decisions which are expected to facilitate meeting current financial goals as well as achieving optimal financial performance. It provides an indicator for management to determine if adjustments to current spending decisions are needed.
EBITDA provides us with a measure of operating performance because it assists us in comparing our operating performance on a consistent basis as it removes the impact of our capital structure (primarily interest charges on our outstanding debt) and asset base (primarily depreciation and amortization) from our operating results. Accordingly, this metric measures our financial performance based on operational factors that management can impact in the short-term, namely the cost structure, or expenses, of the organization. EBITDA is one of the metrics used by senior management and the Board of Directors to review the consolidated financial performance of our business.
We define Adjusted EBITDA as EBITDA (as defined above) further adjusted to give effect to adjustments required in calculating covenant ratios and compliance as that term is defined in the indenture governing our senior unsecured notes. Adjusted EBITDA is a material component of these covenants.

Aircastle Limited and Subsidiaries
Reconciliation of GAAP to Non-GAAP Measures
Adjusted Net Income Reconciliation
(Dollars in thousands)
(Unaudited)

	Three Months Ended March 31,
	2018	2017
Net income	$57,547	$42,439
(Gain) loss on mark-to-market of interest rate derivative contracts(1)	(3,174)	1,150
Non-cash share-based payment expense(2)	2,378	2,102
Adjusted net income	$56,751	$45,691
_______________

(1)	Included in Other income (expense).

(2)	Included in Selling, general and administrative expenses.
`
Management believes that ANI, when viewed in conjunction with the Company’s results under U.S. GAAP and the above reconciliation, provides useful information about operating and period-over-period performance and additional information that is useful for evaluating the underlying operating performance of our business without regard to periodic reporting elements related to interest rate derivative accounting, changes related to refinancing activity and non-cash share-based payment expense.

Aircastle Limited and Subsidiaries
Reconciliation of GAAP to Non-GAAP Measures
Cash Return on Equity Calculation
(Dollars in thousands)
(Unaudited)

Period	CFFO	Finance Lease Collections	Gain on Sale of Flt. Eqt.	Deprec.	Distributions in excess (less than) Equity Earnings	Cash Earnings	Average Shareholders Equity	Trailing 12 Month Cash ROE
2012	$427,277	$3,852	$5,747	$269,920	$—	$166,956	$1,425,658	11.7%
2013	$424,037	$9,508	$37,220	$284,924	$—	$185,841	$1,513,156	12.3%
2014	$458,786	$10,312	$23,146	$299,365	$667	$193,546	$1,661,228	11.7%
2015	$526,285	$9,559	$58,017	$318,783	$(530)	$274,548	$1,759,871	15.6%
2016	$468,092	$19,413	$39,126	$305,216	$(1,782)	$219,633	$1,789,256	12.3%
2017	$490,872	$32,184	$55,167	$298,664	$(1,011)	$278,548	$1,861,005	15.0%
LTM Q1:18	$501,707	$33,063	$60,176	$294,492	$(851)	$299,603	$1,881,633	15.9%

Note: LTM Average Shareholders’ Equity is the average of the most recent five quarters period end Shareholders’ Equity. Management believes that the cash return on equity metric (“Cash ROE”) when viewed in conjunction with the Company’s results under U.S. GAAP and the above reconciliation, provide useful information about operating and period-over-period performance, and provide additional information that is useful for evaluating the underlying operating performance of our business without regard to periodic reporting impacts related to non-cash revenue and expense items and interest rate derivative accounting, while recognizing the depreciating nature of our assets.

Aircastle Limited and Subsidiaries
Reconciliation of GAAP to Non-GAAP Measures
Net Cash Interest Margin Calculation
(Dollars in thousands)
(Unaudited)

Period	Average NBV	Quarterly Rental Revenue(1)	Cash Interest(2)	Annualized Net Cash Interest Margin(1)(2)
Q1:12	$4,388,008	$152,242	$44,969	9.8%
Q2:12	$4,542,477	$156,057	$48,798	9.4%
Q3:12	$4,697,802	$163,630	$41,373	10.4%
Q4:12	$4,726,457	$163,820	$43,461	10.2%
Q1:13	$4,740,161	$162,319	$48,591	9.6%
Q2:13	$4,840,396	$164,239	$44,915	9.9%
Q3:13	$4,863,444	$167,876	$47,682	9.9%
Q4:13	$5,118,601	$176,168	$49,080	9.9%
Q1:14	$5,312,651	$181,095	$51,685	9.7%
Q2:14	$5,721,521	$190,574	$48,172	10.0%
Q3:14	$5,483,958	$182,227	$44,820	10.0%
Q4:14	$5,468,637	$181,977	$44,459	10.1%
Q1:15	$5,743,035	$181,027	$50,235	9.1%
Q2:15	$5,967,898	$189,238	$51,413	9.2%
Q3:15	$6,048,330	$191,878	$51,428	9.3%
Q4:15	$5,962,874	$188,491	$51,250	9.2%
Q1:16	$5,988,076	$186,730	$51,815	9.0%
Q2:16	$5,920,030	$184,469	$55,779	8.7%
Q3:16	$6,265,175	$193,909	$57,589	8.7%
Q4:16	$6,346,361	$196,714	$58,631	8.7%
Q1:17	$6,505,355	$200,273	$58,839	8.7%
Q2:17	$6,512,100	$199,522	$55,871	8.8%
Q3:17	$5,985,908	$184,588	$53,457	8.8%
Q4:17	$6,247,581	$187,794	$53,035	8.6%
Q1:18	$6,700,223	$193,418	$53,978	8.3%
_______________

(1)
Management’s Use of Net Cash Interest Margin: Beginning with this earnings release for the three months ended September 30, 2016, based on the growing level of finance and sales-type lease revenue, management revised the calculation of net cash interest margin to include our net investment in finance and sales-type leases in the average net book value and to include the interest income and cash collections on our net investment in finance and sales-type lease in lease rentals. The calculation of net cash interest margin for all prior periods presented is revised to be comparable with the current period presentation.

(2)
Excludes loan termination payments of $3.0 million in the second quarter of 2013, $1.5 million and $3.5 million in the first quarter and fourth quarter of 2016, respectively, and loan termination payments of $1.0 million in both the second and third quarters of 2017.

We define net cash interest margin as lease rentals from operating leases, interest income and cash collections from finance and sales-type leases minus interest on borrowings, net settlements on interest rate derivatives and other liabilities adjusted for loan termination payments divided by the average net book of flight equipment (which includes net investment on finance and sales-type leases) for the period calculated on a quarterly and annualized basis.

Management believes that net cash interest margin, when viewed in conjunction with the Company’s results under U.S. GAAP and the above reconciliation, provides useful information about the effective deployment of our capital in the context of the yield on our aircraft assets, the utilization of those assets by our lessees, and our ability to borrow efficiently.

Aircastle Limited and Subsidiaries
Presentation of Reclassification of Gain on Sale of Flight Equipment
(Dollars in thousands)
(Unaudited)

As part of the Company’s adoption of FASB ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606), we have reclassified Gain on sale of flight equipment from Other income (expense) to Revenues on our Consolidated Statement of Income as of March 31, 2018. We believe this better reflects the sale of flight equipment as part of our ordinary activities and conforms our presentation to those of our publicly traded peers. The presentation for the three months ended March 31, 2017, has also been reclassified to conform to the current period presentation. The standard did not have a material impact on our consolidated financial statements and related disclosures.

Three Months Ended March 31, 2017
Total revenues as previously reported	$204,273
Gain on sale of flight equipment	759
Total revenues	$205,032

Aircastle Limited and Subsidiaries
Reconciliation of GAAP to Non-GAAP Measures
Reconciliation of Net Income Allocable to Common Shares
(In thousands)
(Unaudited)

	Three Months Ended March 31, 2018
Weighted-average shares:	Shares	Percent
Common shares outstanding – Basic	78,367	99.45%
Unvested restricted common shares	431	0.55%
Total weighted-average shares outstanding	78,798	100.00%

Common shares outstanding – Basic	78,367	99.71%
Effect of dilutive shares(1)	228	0.29%
Common shares outstanding – Diluted	78,595	100.00%

Net income allocation
Net income	$57,547	100.00%
Distributed and undistributed earnings allocated to unvested restricted shares(2)	(315)	(0.55)%
Earnings available to common shares	$57,232	99.45%

Adjusted net income allocation
Adjusted net income	$56,751	100.00%
Amounts allocated to unvested restricted shares	(311)	(0.55)%
Amounts allocated to common shares – Basic and Diluted	$56,440	99.45%
_______________

(1)
For the three months ended March 31, 2018, distributed and undistributed earnings to restricted shares were 0.55% of net income and adjusted net income. The amount of restricted share forfeitures for the period presented is immaterial to the allocation of distributed and undistributed earnings.

(2)	For the period presented, dilutive shares represented contingently issuable shares.

Aircastle Limited and Subsidiaries
Reconciliation of GAAP to Non-GAAP Measures
Reconciliation of Net Income Allocable to Common Shares
(In thousands)
(Unaudited)

	Three Months Ended March 31, 2017
Weighted-average shares:	Shares	Percent
Common shares outstanding – Basic	78,177	99.36%
Unvested restricted common shares	504	0.64%
Total weighted-average shares outstanding	78,681	100.00%

Common shares outstanding – Basic	78,177	99.75%
Effect of dilutive shares(1)	195	0.25%
Common shares outstanding – Diluted	78,372	100.00%

Net income allocation
Net income	$42,439	100.00%
Distributed and undistributed earnings allocated to unvested restricted shares(2)	(272)	(0.64)%
Earnings available to common shares	$42,167	99.36%

Adjusted net income allocation
Adjusted net income	$45,691	100.00%
Amounts allocated to unvested restricted shares	(293)	(0.64)%
Amounts allocated to common shares – Basic and Diluted	$45,398	99.36%
_______________

(1)
For the three months ended 2017, distributed and undistributed earnings to restricted shares were 0.64% of net income and adjusted net income. The amount of restricted share forfeitures for the period presented is immaterial to the allocation of distributed and undistributed earnings.

(2)	For the period presented, dilutive shares represented contingently issuable shares.